Exhibit 99.1

Supreme Industries Reports Improved

2016 Second-Quarter and First-Half Results

Second-Quarter Net Income Rises 91%, on 12% Sales Growth

Goshen, Ind. — July 21, 2016 — Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced improved financial results for its second quarter and first half ended June 25, 2016.

2016 Second-Quarter Results

Consolidated net sales increased 12.4% to $92.9 million in the second quarter of 2016, compared with $82.6 million in the same quarter last year. Net income in the quarter was $8.3 million, up 90.9% from $4.3 million in the same quarter of the prior year. Diluted earnings per share rose 84.6% to $0.48 per share, up from $0.26 per share in the second quarter of 2015.

“Demand for medium-duty work trucks remained solid and Supreme’s growth rate in the second quarter continued to outpace industry expansion,” said Mark Weber, President and Chief Executive Officer. “We remain focused on pursuing organic growth opportunities and further improving both our cost structure and operating performance.”

Second-quarter gross margin widened to 24.1%, compared with 18.7% in 2015’s second quarter. The 2016 gross margin expansion was the result of a higher mix of retail sales and better overhead absorption, versus the prior year, according to Weber. Selling, general and administrative expenses increased $0.7 million, but declined as a percentage of sales to 10.7% from 11.2% in the prior year period. Operating income increased 94.7% to $12.5 million in the quarter as compared with $6.4 million in the same quarter of 2015.

2016 First-Half Results

Consolidated net sales increased 11.3%, to $162.3 million, in the first half of 2016, compared with $145.9 million in the same period of the prior year. Higher net sales in 2016’s second quarter and first half were driven by increased sales volume of work trucks—particularly dry freight vans and insulated bodies.

Gross margin in the six-month period expanded to 23.1%, up from 18.4% in 2015’s comparable period. First-half operating income in 2016 increased 92.0% to $18.3 million, compared with $9.5 million in last year’s first half. Net income grew 92.0% to $12.1 million, up from $6.3 million in the first half of 2015. Diluted earnings per share increased to $0.70 per share in the first half, versus $0.37 per share in the comparable period of 2015.

Sales order backlog at the end of the second quarter stood at $75.5 million, which is up from $74.0 million, at the end of last year’s second quarter.

Due to the increased sales volume, working capital increased to $62.8 million at June 25, 2016, compared with $51.6 million at Dec. 26, 2015. The Company ended the quarter with $7.7 million

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

in cash and cash equivalents, and $8.0 million in debt. Stockholders’ equity increased to $99.8 million at June 25, 2016, compared with $88.6 million at Dec. 26, 2015, increasing book value per share to $5.93 at quarter end, compared with $5.32 at the end of last year.

Conference Call Information

A conference call will be held Friday, July 22, 2016, at 9:00 a.m. ET to review the second quarter and first half results. To participate in the live call, dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10089347. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available online at: www.supremecorp.com or www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases, interest rate increases, a change in the number of vehicles subject to a recall, changes in the costs of implementing the recall, actions by NHTSA, including fines and/or penalties, or limitations on the availability of materials used to implement the recall. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	Jun. 25,	Jun. 27,	Jun. 25,	Jun. 27,
	2016	2015	2016	2015
Net sales	$92,871,671	$82,595,230	$162,321,574	$145,890,601
Cost of sales	70,459,366	67,127,172	124,748,612	118,977,517
Gross profit	22,412,305	15,468,058	37,572,962	26,913,084

Selling, general and administrative expenses	9,957,880	9,280,504	19,372,831	17,701,154
Other income	(20,940)	(220,357)	(57,416)	(298,515)
Operating income	12,475,365	6,407,911	18,257,547	9,510,445

Interest (income) expense	(36,701)	28,247	146,128	271,662

Income before income taxes	12,512,066	6,379,664	18,111,419	9,238,783
Income tax expense	4,215,894	2,033,000	6,055,894	2,959,000

Net income	$8,296,172	$4,346,664	$12,055,525	$6,279,783

Income per share:
Basic	$0.49	$0.26	$0.71	$0.38
Diluted	0.48	0.26	0.70	0.37

Shares used in the computation of income per share:
Basic	16,945,141	16,641,955	16,891,693	16,586,469
Diluted	17,222,811	16,992,259	17,185,031	16,912,433

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	Jun. 25, 2016	Dec. 26, 2015
Assets
Current assets	$86,714,148	$74,933,534
Property, plant and equipment, net	45,908,276	46,186,364
Other assets	457,355	609,815
Total assets	$133,079,779	$121,729,713

Liabilities
Current liabilities	$23,946,847	$23,335,811
Long-term liabilities	9,295,970	9,805,473
Total liabilities	33,242,817	33,141,284
Total stockholders’ equity	99,836,962	88,588,429
Total liabilities and stockholders’ equity	$133,079,779	$121,729,713